TRICO MARINE SERVICES, INC.

                                EXHIBIT 11.1

                     COMPUTATION OF EARNINGS PER SHARE
            (In thousands, except share and per share amounts)

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

                                             Three Months Ended         Nine Months Ended
                                                September 30,             September 30,
                                           ----------------------     ----------------------
                                              1997        1996           1997         1996
                                           ----------  ----------     ----------   ---------
Net income before extraordinary item           9,801       3,218         24,446       5,200

Extraordinary item, net of taxes                   -           -             -         (917)

                                           ----------  ----------     ----------   ---------
Net income                                     9,801       3,218         24,446       4,283
                                           ==========  ==========     ==========   =========


Computation of weighted  average
   number of shares outstanding:

     Issued :  15,755,598

     Weighted average shares outstanding  15,646,534  13,622,878     15,583,348   9,890,224

     Add:  Incremental shares applicable
           to stock options based on the
           Treasury Stock method using
           average market price            1,299,741   1,416,782      1,305,221   1,280,850
                                          ----------- -----------    ----------- -----------

     Weighted average common shares
           and equivalents outstanding    16,946,275  15,039,660     16,888,569  11,171,074
                                          ==========  ==========     ==========  ===========



Earnings per common share and
   equivalent outstanding:

     Income before extraordinary                0.58        0.21           1.45        0.46

     Extraordinary item                            -           -             -        (0.08)
                                           ----------  ----------     ----------   ----------

     Net income                                 0.58        0.21           1.45        0.38
                                           ==========  ==========     ==========   ==========


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